                                AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                       VIRTUAL OPEN NETWORK ENVIRONMENT CORP.


              Virtual Open Network Environment Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

              1. The name of the Corporation is Virtual Open Network Environment Corporation, originally incorporated on October 24, 1994.

              2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provision of the Certificate of Incorporation of this Corporation.

              3. The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

              FIRST. The name of the Corporation is Virtual Open Network Environment Corporation.

              SECOND.          The registered  agent of  the Corporation  is The
     Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

              THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

              FOURTH. The Corporation is authorized to issue two classes of shares to be designated Common Stock and Preferred Stock, respectively. The total number of shares of stock the Corporation shall have authority to issue is seventy million (70,000,000) shares: fifty million (50,000,000) shares of Common Stock with par value of $0.001 per share, and twenty million (20,000,000) shares of Preferred Stock with par value of $0.001 per share.

              The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.


              FIFTH.  The  Board   of  Directors   is  authorized,  subject   to
     limitations prescribed by law and the provisions of Article Fourth, to provide, by resolution or resolutions and by filing a certificate pursuant
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     to  the  applicable law  of  the State  of  Delaware, for  the  issuance of additional classes of stock and one or more series of stock within any such class, and the number of shares to be included in such classes and series, which classes and series may have such voting powers, full or limited, or no voting powers, and such powers, designations, preferences
     and  relative,  participating,  optional  or  other   special  rights,  and
     qualifications, limitations or restrictions thereof as shall be stated in such resolution or resolutions and certificate.

              SIXTH. The names of the directors of the Corporation are James F. Chen, Charles Chen, Maxine Loh and H.H. Cheng. The mailing address for each is 1803 Research Boulevard, Suite 305, Rockville, MD 20850.

              SEVENTH.         The Corporation is to have perpetual existence.

              EIGHTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

              (a) The number of directors constituting the entire Board shall be not less than three nor more than seven as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

              (b) The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the annual meeting of stockholders in 1996, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, shall be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

              (c) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the Corporation (and notwithstanding the

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     fact  that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

              NINTH. The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer employee or agent (including each former director, officer, employee or agent) of the Corporation who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Corporation, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise
     taxes  and  penalties)   and  amounts  paid  in   settlement  actually  and
     reasonably incurred by him in connection with such action, suit or proceeding.

              A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the General Corporation Law of the State of Delaware as in effect at the time of the alleged breach of fiduciary duty by such director.

              Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article Ninth. The rights conferred by this Article Ninth shall not be exclusive of any other right which the Corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article Ninth shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

              For the purposes of this Article Ninth, the term "authorized representative" shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation; or a person who is or was serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the specific written request of the Corporation.

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              The affirmative  vote  of  the holders  of  at least  75%  of  the outstanding shares of the capital stock of the Corporation, given in person or by proxy, at a meeting called for the purpose of voting thereon shall be required to amend or repeal this Article Ninth.

              TENTH. All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, this Certificate of Incorporation or the bylaws of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that the bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of the holders of not less than 75% of the outstanding shares of stock entitled to vote upon the election of directors. The Board of Directors also shall have the authority to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the bylaws.

              ELEVENTH.   The Corporation  reserves the  right to amend,  alter,
     change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon the officers, directors and stockholders are granted subject to this reservation.

              TWELFTH:

                      (a)    Vote Required  for  Certain Business  Combinations.
              The affirmative vote of not less than 75% of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than an "Interested Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the 75% voting requirement shall not be applicable if:

                               (1) the "Disinterested Directors" (as hereinafter defined) of the Corporation have expressly approved such Business Combination either in advance of or subsequent to such Interested Person's having become an Interested Person; or

                               (2)   the  following requirements  are satisfied:
                      (i)  the  cash  or  Fair  Market   Value  (as  hereinafter
                      defined) of the property, securities or "Other Consideration" (as hereinafter defined) per share to be received by holders of the Voting Stock of the

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                      Corporation in the  Business Combination is not  less than the "Fair  Price" (as hereinafter  defined) of such  share
                      of  Voting   Stock  of   the  Corporation;  and   (ii) the
                      Interested Person  shall not  have  received the  benefit,
                      directly  or  indirectly  (except   proportionately  as  a
                      stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business
                      Combination   or  otherwise;   and   (iii)  a   proxy   or
                      information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the General Rules and Regulations thereunder shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of a Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

                      (b) Tender for Remaining Shares. Every Interested Person, within 60 days of the date they became an Interested Person, must offer to purchase all of the outstanding shares of capital stock of the Corporation at the Fair Price of such stock unless a majority of the Disinterested Directors have expressly approved in advance the transaction through which the Interested Person became an Interested Person. The tender offer must comply with the Exchange Act and applicable General Rules and Regulations thereunder, notwithstanding that such Act or such Rules and Regulations may not require such compliance. The expenses of making the tender offer shall be borne in whole by the Interested Person. Consideration due a shareholder who tenders a share of the Corporation's capital stock in response to such tender offer shall be paid within 60 days of the date on which such stock is tendered.

                      (c)  Definitions.   The following definitions  shall apply
              to certain words and terms used in this Article TWELFTH:

                               (1) Business Combination. The term "Business Combination" means (i) any merger or consolidation of the Corporation or an "Affiliate" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation) of the Corporation with or into an Interested Person,
                      (ii) any sale, lease, exchange, transfer or other disposition, including without imitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of an Affiliate) or of an Affiliate of the Corporation to an Interested Person, (iii) any merger or

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                      consolidation of  an Interested  Person with  or into  the
                      Corporation or an Affiliate of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition,
                      including  without   limitation,  a   mortgage  or   other
                      security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or an
                      Affiliate   of  the  Corporation,   (v)  the  issuance  or
                      transfer by the Corporation or any Affiliate of the Corporation of any securities of the Corporation or of an Affiliate of the Corporation to an Interested Person,
                      (vi)     any      reclassification     of      securities,
                      recapitalization,   merger   or   consolidation   of   the
                      Corporation  with   any  of  its   Affiliates,  or   other
                      comparable transaction involving the Corporation that would have the effect of increasing the voting power to any Interested Person with respect to Voting Stock of the
                      Corporation,   (vii)  any   plan  or   proposal  for   the
                      liquidation or dissolution of the Corporation or of an Affiliate of the Corporation proposed by or on behalf of an Interested Person, and (viii) any agreement, contract
                      or   other   arrangement   providing   for  any   of   the
                      transactions described in this definition of Business Combination.

                               (2) Interested Person. The term "Interested Person" means and includes any individual, Corporation, partnership or other person or entity which, together with its Affiliates and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation), is the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of this Article TWELFTH by the stockholders of the Corporation) of in the aggregate 25 percent or more of the outstanding shares of Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, Corporation, partnership or other person or entity. Notwithstanding paragraph three (3) of this section (c), any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the General Rules and Regulations under the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed to be beneficially owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the


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                      Corporation  at  the  time  when  such  Interested  Person became the Beneficial Owner thereof.

                               (3) Voting Stock. The term "Voting Stock" means all of the outstanding shares of common stock of the Corporation and any outstanding shares of preferred stock of the Corporation entitled to vote on each matter on which the holders of record of common stock of the Corporation shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares voting together as a single class.

                               (4) Disinterested Director. The term "Disinterested Director" means a director who is unaffiliated with an Interested Person and who (i) was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or (ii) was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the Disinterested Directors then on the Board of Directors, or (iii) was recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

                               (5)   Fair  Price.  The  term "Fair  Price" means
                      with respect to each class and series of capital stock of the Corporation, the highest of (i) the amount determined by a majority of the Continuing Directors to be the highest per share price or price equivalent paid at any time by the Interested Person for any share or shares of that class and series of capital stock of the Corporation, or (ii) the Fair Market Value of the stock, or, (iii) if applicable, the highest preferential amount per share to which holders of shares of such class or series of capital stock are entitled in the event of any liquidation, dissolution or winding up of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price includes any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. The Fair Price of capital stock of the Corporation purchased by an Interested Person also includes interest compounded annually from the date an Interested Person became an Interested Person through the date the Business

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                      Combination  is  consummated  at  the  publicly  announced
                      prime  rate  of  interest  of  Citibank,   N.A.  less  the
                      aggregate amount of any cash dividends paid and the Fair Market Value of any dividends paid in other than cash on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock. The consideration to be received by holders of a particular class and series of outstanding capital stock shall be, at the option of each stockholder of the Corporation, in cash or in the form of consideration the Interested Person used to acquire the largest number of shares of such class and series of capital stock previously acquired by it. The price determined in accordance with this paragraph shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                               (6)   Fair Market Value.   The term "Fair  Market
                      Value" means in the case of securities, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such security on the Composite Tape for New York Stock Exchange Listed Securities, or, if such security is not listed on such exchange, on the principal United States securities exchange registered under the Securities
                      Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such exchange, the highest closing bid quotation with respect to such security during the 30-day period preceding the date in question on the National Association of Securities
                      Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the value on the date in question of the security as determined by the Board of Directors in good faith. The Fair Market Value of property other than cash or stock shall be as determined by the Board of Directors in good faith. In the case of Business Combinations, the Fair Market Value, as determined above, shall be determined with reference to higher of the fair market value on the date the Interested Person became an Interested Person or on the date of the first public announcement of the
                      Business combination. In the case of Tenders for Remaining Shares, the Fair Market Value, as determined above, shall be determined with reference to the higher of the fair market value on the date the Interested Person became an Interested Person or on the last business day before the date upon which the Interested Person makes the tender offer.

                               (7)    Substantial Part.   The  term "Substantial
                      Part" means more than  20 percent of the Fair Market Value

                                        - 8 -
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                      of the  total consolidated assets  of the Corporation  and its Affiliates taken as a whole as of  the end of its most
                      recent  fiscal   year  ended   prior  to   the  date   the
                      termination is being made.

                               (8) Other Consideration. The term "Other Consideration" includes, without limitation, common stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving Corporation.

                      (d) Fiduciary Obligations of Interested Persons. Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

                      (e) Determinations by the Disinterested Directors. In making any determinations, the Disinterested Directors may, at the expense of the Corporation, engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Disinterested Directors, be of assistance to the Disinterested Directors. Any determinations made by the Disinterested Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

                      (f) Amendments to the Article. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation and notwithstanding that absent this provision, a lesser percentage may be sufficient under applicable law, the affirmative vote of not less than 75% of the Voting Stock held by stockholders other than an Interested Person shall be required to amend, repeal or adopt any provisions inconsistent with this Article TWELFTH.













                                        - 9 -
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              IN  WITNESS  WHEREOF, this  Amended  and  Restated  Certificate of
     Incorporation has been signed under the seal of the Corporation this 10 day of January, 1996.

                               VIRTUAL OPEN NETWORK ENVIRONMENT CORPORATION


                               /s/ James F. Chen
                               ---------------------------------------
                               James F. Chen, President

     [Seal]

     Attest:



     /s/ Charles Chen
     --------------------------------
     Charles Chen, Secretary

































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